UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2011

ATS Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 766-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Sidney E. Fuchs, the President and Chief Executive Officer of ATS Corporation (the “Company”), announced his resignation from the Company and Board of Directors on January 3, 2011, which will be effective January 31, 2011.

On January 7, 2011, the Company announced that the Company’s current Executive Vice President and Chief Financial Officer, Pamela A. Little, age 57, and Senior Vice President, John A. Hassoun, age 49, became Co-Chief Executive Officers, effective January 3, 2011, with Ms. Little having primary responsibility for financial and administrative aspects of the Company’s affairs and Mr. Hassoun having primary responsibility for operational matters.

Ms. Little has served as the Company’s Chief Financial Officer since May 22, 2007.  She served as the Company’s Vice President of Finance from May 4, 2007 to May 22, 2007.    Prior to joining the Company, Ms. Little served as the Vice President and Chief Financial Officer of Athena Innovative Solutions, Inc. since 2005.    In her 25-year career, Ms. Little has experience in companies ranging from privately held to start-up high technology firms to large, publicly-traded, multi-national professional services and government contracting firms serving in various executive level positions including Chief Executive Officer.  She serves on the boards of Sandy Spring Bancorp, Inc. (NASDAQ: SASR) and Sandy Spring Bank, its wholly-owned subsidiary where she chairs the audit committee and is a member of the executive committee.  Ms. Little holds an M.B.A. from Loyola College and a B.A. from the University of Maryland.  She serves on the Board of the Professional Services Council and is a member of the National Association of Corporate Directors.  She is also a member of the Board of Advisors of the Macklin Business Institute at Montgomery College and from 2005 to 2008 served as an adjunct professor at Montgomery College.

Mr. Hassoun has served as the Company’s Senior Vice President of Federal Programs since September 1, 2010.   In 2009 and 2010, prior to joining the Company, he served as the Chief Executive Officer of Global Integrated Security, an international integrated security and defense provider company.  From 2006 to 2009, he served in several positions, including Chief Executive Officer of Olive Group, an international provider of integrated risk mitigation solutions.  Before Olive Group, Mr. Hassoun held steadily increasing executive leadership roles with Veridian Corporation and General Dynamics, including General Manager of Engineering Development and Integration Services where he managed over $500M in yearly revenue,   Director of Operations, and Director of Business Development.  He has a distinguished record of nearly 20 years of corporate experience in leading and managing operations, strategy and business development in high growth government information technology businesses.   He began his career with the U.S. Air Force where he served as Program Manager.   He holds a Master of Arts in Human Factors and a Bachelor of Science degree in Psychology from Wright State University. He has authored over 20 technical reports and research papers on topics involving advanced technology, and serves on the Industrial Advisory Board for the Virginia Commonwealth University School of Engineering.

Neither Ms. Little nor Mr. Hassoun are a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 401(d) or Item 404(a) of Regulation S-K.

The press release containing this announcement is filed hereto as Exhibit 99.1

Additionally, on January 5, 2011, Mr. Fuchs entered into an agreement (the “Amended Agreement”) effective January 31, 2011, with the Company to amend his Employment Agreement dated March 1, 2010 (filed as an exhibit to the Company’s Form 10-Q for the quarter ending March 31, 2010).  The terms of the Amended Agreement provide for (i) eighteen months of severance based on an annual salary of $405,000 paid in an amount of a $202,500 payment six months and one day after the effective date and the remaining twelve months of severance paid in twelve monthly installments, commencing on the date that is seven months after the effective date, (ii) accelerated vesting of 60,000 shares of restricted stock and 40,000 options on the effective date, (iii) health insurance consistent with that of Company executives for a period of eighteen months after the effective date, and (iv) a six month non-competition period and a two-year non-solicitation period.   A copy of the agreement between Mr. Fuchs and the Company is filed hereto as Exhibit 10.1.

Item 8.01 Other Events

On January 7, 2011, the Company announced that the Board of Directors has begun a process to evaluate strategic alternatives for the Company. There can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed.   The press release which also contains this announcement is filed hereto as Exhibit 99.1

Item 9.01  Financial Statements and Exhibits

10.1  Amended Agreement with Sidney E. Fuchs dated January 5, 2011.

99.1  Press Release dated January 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       January 7, 2011

ATS CORPORATION

By:	/s/ Pamela A. Little
Pamela A. Little
Co-Chief Executive Officer & Chief Financial Officer